1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
720-888-2517	720-888-2518

Chris Hardman	Valerie Finberg
720-888-2292	720-888-2501

Statement from Level 3 Communications

BROOMFIELD, Colo., August 30, 2007 ¾ Level 3 Communications, Inc. (NASDAQ: LVLT) today issued the following statement concerning the previously announced surgery of its chief executive officer James Q. Crowe.

“Mr. Crowe has undergone his scheduled surgery, which was completed without complications. The tumor was benign. It is anticipated that Mr. Crowe will resume his work schedule following a two to three week recovery period.”

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting 180 markets in 18 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3,” the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein may be trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements that we make in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to our ability to: successfully integrate acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.